Exhibit 99.1

CONTACTS:

MICHAEL ADLER

Vice President

Corporate Communications

212.553.4667

michael.adler@moodys.com

SALLI SCHWARTZ

Vice President

Global Head of Investor Relations

212.553.4862

sallilyn.schwartz@moodys.com

MOODY’S CORPORATION ELECTS KATHY HILL TO BOARD OF DIRECTORS

NEW YORK, NOVEMBER 2, 2011 — Moody’s Corporation announced today that Kathy Hill has been elected to its board of directors. The election is effective immediately. She will serve as a member of the Governance & Compensation Committee and Audit Committee.

Ms. Hill, 55, has over 30 years of experience in the management and leadership of operations and engineering organizations. Since 2009, she has served as Senior Vice President, Development Strategy & Operations for Cisco Systems. Ms. Hill previously served as Senior Vice President of the Access Networking and Services Group at Cisco, which delivered over $12 billion of Cisco’s annual revenues, and has held other senior engineering management positions at Cisco.

“Kathy Hill’s extensive leadership experience and strong background in information technology and business operations will be a valuable addition to Moody’s Board,” said Raymond McDaniel, Jr., Chairman and CEO, Moody’s Corporation.

Prior to joining Cisco in 1997, Ms. Hill served as Vice President at Ascend Communications and held senior engineering management positions at Newbridge Networks and Hughes Network Systems.

Ms. Hill is a member of the Board of Trustees of the Anita Borg Institute for Women and Technology.

About Moody’s

Moody’s is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody’s Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $2 billion in 2010, employs approximately 4,700 people worldwide and maintains a presence in 27 countries. Further information is available at www.moodys.com

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